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                                                                    Exhibit 3.10

                 AINSWORTH ENGINEERED CANADA LIMITED PARTNERSHIP

                          LIMITED PARTNERSHIP AGREEMENT

                                DECEMBER 22, 2004

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                                TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION..................................................     1
   1.1   Definitions......................................................     1
   1.2   Headings.........................................................     3
   1.3   Interpretation...................................................     3
   1.4   Currency.........................................................     4

ARTICLE 2 GENERAL.........................................................     4
   2.1   Formation and Name of the Partnership............................     4
   2.2   Business of the Partnership......................................     4
   2.3   Business in Other Jurisdictions..................................     5
   2.4   Office of the Partnership........................................     5
   2.5   Fiscal Year......................................................     5
   2.6   Filing Amendments to Certificate/Compliance with Laws............     5

ARTICLE 3 RELATIONSHIP BETWEEN PARTNERS...................................     6
   3.1   Status of General Partner........................................     6
   3.2   Status of Limited Partners.......................................     6
   3.3   Survival of Representations, Warranties and Covenants............     7
   3.4   Limitation on Authority of Limited Partners......................     7
   3.5   Unlimited Liability of General Partner...........................     7
   3.6   Limited Liability of Limited Partners............................     7
   3.7   Indemnity of Limited Partners....................................     8
   3.8   Limitation of Liability of General Partner.......................     8
   3.9   Indemnity of General Partner.....................................     8
   3.10  General Partner May Hold Units...................................     9
   3.11  General Partner as a Limited Partner.............................     9
   3.12  Other Activities of Limited Partners.............................     9

ARTICLE 4 PARTNERSHIP UNITS...............................................     9
   4.1   Authorized Units.................................................     9
   4.2   Issuance of Units................................................     9
   4.3   Delivery of Unit Certificate.....................................     9
   4.4   Register and Other Records.......................................    10
   4.5   Effective Date...................................................    10
   4.6   Inspection of Register...........................................    10
   4.7   Transfer of Units................................................    10
   4.8   Incapacity, Death, Insolvency or Bankruptcy......................    11
   4.9   Unit Certificates................................................    11

ARTICLE 5 CAPITAL CONTRIBUTIONS AND ACCOUNTS..............................    12
   5.1   Capital..........................................................    12
   5.2   General Partner Contribution.....................................    12
   5.3   Initial Limited Partner Contribution.............................    12
   5.4   Partner Contributions............................................    12
   5.5   Capital Accounts.................................................    13
   5.6   Current Accounts.................................................    13
   5.7   No Right to Withdraw Amounts.....................................    13
   5.8   No Interest Payable on Capital or Current Accounts...............    13
   5.9   Negative Balance in Capital Accounts and Current Accounts........    14
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
ARTICLE 6 PARTICIPATION IN PROFITS AND LOSSES.............................    14
   6.1   Allocation of Income or Losses...................................    14
   6.2   General Partner's Discretion to Make Distributions...............    14
   6.3   Determination of Taxable Income and Tax Loss.....................    14
   6.4   Repayment of Excess Distribution.................................    14

ARTICLE 7 POWERS, DUTIES AND OBLIGATIONS OF GENERAL PARTNER...............    15
   7.1   Duties and Obligations...........................................    15
   7.2   Specific Powers and Duties.......................................    15
   7.3   Loans to Partners................................................    17
   7.4   Execution of Documents...........................................    17
   7.5   Reliance by Third Parties........................................    17
   7.6   Delegation.......................................................    17
   7.7   Transactions with General Partner and Affiliates.................    18
   7.8   Reimbursement of General Partner.................................    18
   7.9   Borrowings.......................................................    18
   7.10  Restrictions upon the General Partner............................    18
   7.11  Tax Matters......................................................    19

ARTICLE 8 EXTRAORDINARY RESOLUTIONS.......................................    19
   8.1   Powers Exercisable by Extraordinary Resolution...................    19

ARTICLE 9 REMOVAL OR WITHDRAWAL OF THE GENERAL PARTNER....................    20
   9.1   Voluntary Withdrawal of a General Partner........................    20
   9.2   Removal of the General Partner...................................    20
   9.3   Release By Partnership...........................................    21
   9.4   Transfer to New General Partner..................................    21
   9.5   New General Partner..............................................    21
   9.6   Continuity of Partnership........................................    21

ARTICLE 10 TERM, DISSOLUTION AND LIQUIDATION..............................    21
   10.1  Events of Dissolution............................................    21
   10.2  Events Not Causing Dissolution...................................    21
   10.3  No Further Business..............................................    22
   10.4  Procedure on Dissolution.........................................    22
   10.5  Disproportionate Distributions...................................    22
   10.6  Dissolution......................................................    22
   10.7  No Right to Dissolve.............................................    23

ARTICLE 11 BOOKS AND RECORDS AND OTHER INFORMATION........................    23
   11.1  Books and Records................................................    23
   11.2  Annual Report....................................................    23
   11.3  Income Tax Information...........................................    23
   11.4  Accounting Policies..............................................    23

ARTICLE 12 MEETINGS OF THE LIMITED PARTNERS...............................    24
   12.1  Requisitions of Meetings.........................................    24
   12.2  Place of Meeting.................................................    24
   12.3  Notice of Meeting................................................    24
   12.4  Record Dates.....................................................    24
   12.5  Proxies..........................................................    25
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
   12.6  Validity of Proxies..............................................    25
   12.7  Form of Proxy....................................................    25
   12.8  Revocation of Proxy..............................................    25
   12.9  Entities.........................................................    25
   12.10 Attendance of Others.............................................    25
   12.11 Chairperson......................................................    25
   12.12 Quorum...........................................................    26
   12.13 Voting...........................................................    26
   12.14 Poll.............................................................    27
   12.15 Powers of Limited Partners; Resolutions Binding..................    27
   12.16 Conditions to Action by Limited Partners.........................    27
   12.17 Minutes..........................................................    27
   12.18 Additional Rules and Procedures..................................    27

ARTICLE 13 AMENDMENT......................................................    27
   13.1  Change of Partners...............................................    27
   13.2  Amendment by Extraordinary Resolution............................    28
   13.3  Amendment by General Partner.....................................    28
   13.4  Notice of Amendments.............................................    29

ARTICLE 14 NOTICES........................................................    29
   14.1  Address..........................................................    29
   14.2  Change of Address................................................    29
   14.3  Accidental Failure...............................................    29
   14.4  Receipt of Notice................................................    29
   14.5  Undelivered Notices..............................................    30

ARTICLE 15 POWER OF ATTORNEY..............................................    30
   15.1  Power of Attorney................................................    30

ARTICLE 16 MISCELLANEOUS...................................................   31
   16.1  Strict Performance of Covenants..................................    31
   16.2  Binding Agreement................................................    31
   16.3  Time of the Essence..............................................    31
   16.4  Counterparts.....................................................    31
   16.5  Governing Law....................................................    32
   16.6  Severability.....................................................    32
   16.7  Further Acts.....................................................    32
   16.8  Fulfillment of Obligations.......................................    32
   16.9  Entire Agreement.................................................    33
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                          LIMITED PARTNERSHIP AGREEMENT

     THIS LIMITED PARTNERSHIP AGREEMENT made the 22nd day of December, 2004 between Ainsworth Lumber Co. Ltd., a company amalgamated under the laws of British Columbia, as General Partner, and Ainsworth Engineered Corp., an unlimited company amalgamated under the laws of Nova Scotia, as the Initial
Limited Partner, and each person who is admitted to the Partnership as a Limited
Partner in accordance with the provisions of this Agreement.

     WHEREAS the General Partner and the Initial Limited Partner have agreed to form a limited partnership pursuant to the Partnership Act (British Columbia) and the terms of this Agreement;

     AND WHEREAS the parties wish to enter into this Agreement for the purposes of recording the relationship between them and the respective rights and duties of the General Partner and the Limited Partners in the Partnership;

     NOW WITNESSETH IN CONSIDERATION of the covenants and agreements contained in this Agreement, the Partners agree with each other as follows:

                                    ARTICLE 1
                                 INTERPRETATION

1.1  DEFINITIONS

     In this Agreement the following words have the following meanings:

"ACT" means the Partnership Act (British Columbia);

"AFFILIATE" has the meaning ascribed thereto in the Ontario Securities
Commission Rule 45-501;

"AGREEMENT" means this Limited Partnership Agreement dated as of the 22nd day of December, 2004 and made between Ainsworth Lumber Co. Ltd., as General Partner, and Ainsworth Engineered Corp. as Initial Limited Partner, and those parties referred to as Limited Partners in this Agreement, as amended, supplemented or restated from time to time;

"ASSOCIATE" has the meaning ascribed thereto in the Securities Act (British
Columbia);

"BUSINESS DAY" means a day which is not a Saturday, Sunday or civic or statutory holiday in the Province of British Columbia;

"CAPITAL ACCOUNT" has the meaning set forth in Section 5.5;

"CAPITAL CONTRIBUTION" of (i) a Limited Partner means the total amount of money or value of property paid or agreed to be paid or contributed or agreed to be contributed to the Partnership by that Limited Partner in respect of Units subscribed for by that Limited Partner which has been accepted by the General
Partner, and (ii) the General Partner shall be the amount set out in Section 5.2 hereof;

"CERTIFICATE" means the certificate of limited partnership for the Partnership filed under the Act and all amendments to the certificate and renewals or replacements of the certificate;

"CHARGE" means any interest in any property, assets or undertaking, or the income or profits therefrom, securing an obligation owed to, or a claim by, a Person other than the owner (which for the purposes hereof will include a possessor under a title retention agreement and a lessee under a lease herein below


                                       -1-

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described) of such property, assets or undertaking, whether such interest is based on law, statute or contract, and including, but not limited to, any security interest, mortgage, pledge, lien, charge, transfer, hypothecation, assignment, encumbrance or analogous instrument in, of, or on any property, asset or undertaking, or the income or profits therefrom, securing such obligation or claim, as well as a title retention agreement and a lessor's interest under a lease which in accordance with generally accepted accounting principles are applicable to the Partnership and would be capitalized on a balance sheet of the owner of such property, asset or undertaking;

"CURRENT ACCOUNT" has the meaning set forth in Section 5.6;

"DESIGNATED CAPITAL", at any time, means, in respect of each Unit, the amount of the Capital Contribution in respect of such Unit less the amount of cash or the agreed value of property which has been paid or distributed as return of capital in respect of such Unit pursuant to Section 6.2 prior to such time;

"ENTITY" means any of a partnership, limited partnership, joint venture, company or corporation with share capital, unincorporated association, or trust;

"EXTRAORDINARY RESOLUTION" means:

     (a) a resolution approved by not less than two-thirds of the votes cast in person or by proxy at a duly constituted meeting of Partners or at any adjournment of that meeting, called in accordance with this Agreement;
          or

     (b) a written resolution in one or more counterparts signed by Partners holding in the aggregate not less than two-thirds of the aggregate number of Units held by those Partners who are entitled to vote on that resolution at a meeting;

"FISCAL YEAR" has the meaning set out in Section 2.5;

"GENERAL PARTNER" means the general partner of the Partnership, currently
Ainsworth Lumber Co. Ltd. and any Person who is admitted to the Partnership as a general partner or as a successor to or permitted assign of the General Partner;

"GP UNITS" means general partnership units of the Partnership.

"HOLDER" or "UNITHOLDER" means the holder from time to time of one or more
Units;

"INITIAL LIMITED PARTNER" means Ainsworth Engineered Corp.;

"LIMITED PARTNER" means any person who is or will become a limited partner of the Partnership, including the Initial Limited Partner, and any Person who holds
LP Units other than the General Partner except in its capacity as a holder of such LP Units;

"LP UNIT" means a limited partnership unit of the Partnership;

"NET INCOME" or "NET LOSS", for accounting purposes in respect of any fiscal period, means, respectively, the net income or net loss (including the amount of the gain or loss of the Partnership from the disposition of any of the property, assets and undertaking of the Partnership) of the Partnership in respect of such period determined in accordance with Canadian generally accepted accounting principles (except that depreciation and amortization will be disregarded in the determination thereof);


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"ORDINARY RESOLUTION" means:

     (a) a resolution approved by more than 50% of the votes cast in person or by proxy at a duly constituted meeting of Partners or at any adjournment of that meeting, called in accordance with this Agreement;
          or

     (b) a written resolution in one or more counterparts signed by Partners holding in the aggregate more than 50% of the aggregate number of Units held by those Partners who are entitled to vote on that resolution at a meeting;

"PARTNERS" means the General Partner and the Limited Partners and "PARTNER" means any one of them;

"PARTNERSHIP" means Ainsworth Engineered Canada Limited Partnership;

"PERSON" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

"REGISTER" means the current record of the Partners required by the Act and this Agreement to be kept by the General Partner;

"REQUISITIONING PARTNERS" has the meaning set out in Section 12.1;

"TAX ACT" means the Income Tax Act (Canada), and the regulations thereunder, as it may be amended from time to time;

"TAXABLE INCOME" or "TAX LOSS", in respect of any Fiscal Year, means, respectively, the amount of income or loss of the Partnership for Fiscal Year as determined by the General Partner in accordance with the provisions of the Tax
Act (including the amount of the taxable capital gain or allowable capital loss from the disposition of each capital property of the Partnership as determined by the General Partner in accordance with the provisions of the Tax Act);

"TRANSFEREE" has the meaning set forth in Section 4.7;

"UNIT" means a GP Unit or LP Unit; and

"UNIT CERTIFICATE" has the meaning set out in Section 4.9.

1.2  HEADINGS

In this Agreement, the headings are for convenience of reference only, do not form a part of this Agreement and are not to be considered in the interpretation of this Agreement.

1.3  INTERPRETATION

     In this Agreement,

     (a) words importing the masculine gender include the feminine and neuter genders, corporations, partnerships and other Persons, and words in the singular include the plural, and vice versa, wherever the context requires;


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     (b)  all references to a designated "ARTICLE", "SECTION" and other subdivisions, is a reference to the designated Article, Section and other subdivision of this Agreement;

     (c) all accounting terms not otherwise defined will have the meanings assigned to them by, and all computations to be made will be made in accordance with, generally accepted accounting principles in Canada from time to time;

     (d) any reference to a statute will include and will be deemed to be a reference to the regulations and rules made pursuant to it, and to all amendments made to the statute, the regulations and the rules in force from time to time, and to any statute, regulation or rule that may be passed which has the effect of supplementing or superseding the statute referred to or the relevant regulation;

     (e) any reference to a Person will include and will be deemed to be a reference to any Person that is a successor to that Person;

     (f) "HEREOF', "HERETO", "HEREIN", and "HEREUNDER" mean and refer to this Agreement as a whole and not to any particular Article, Section or other subdivision and include any agreement or instrument supplementary or ancillary thereto;

     (g) any reference herein to a particular provision of the Tax Act shall include a reference to a corresponding provision of applicable provincial tax legislation and to such provisions as they may be renumbered or amended from time to time. Where there are proposals for amendments to the Tax Act or applicable provincial tax legislation which have not been enacted into law or proclaimed into force on or before the date on which such proposals are to become effective, the General Partner may take such proposals into consideration and apply the provisions hereof as if such proposals had been enacted into law and proclaimed into force; and

     (h) where the time for doing an act falls or expires on a day succeeding that is not a Business Day, the time for doing such act is extended to the first day that is a Business Day.

1.4  CURRENCY

     All references to currency in this Agreement are references to lawful money of Canada.

                                    ARTICLE 2
                                     GENERAL

2.1  FORMATION AND NAME OF THE PARTNERSHIP

     The General Partner and the Initial Limited Partner acknowledge and represent to the Limited Partners that the Partnership has been formed. The
Partnership will carry on business under the name "AINSWORTH ENGINEERED CANADA
LIMITED PARTNERSHIP" or any other name or names as the General Partner may determine from time to time. The General Partner has the right to file an amendment to the Certificate changing the name of the Partnership.

2.2  BUSINESS OF THE PARTNERSHIP

     The business of the Partnership is to carry on the Canadian business as presently conducted by each of the Partners including, but not limited to, the operation of the mills listed in Schedule A hereto,


                                       -4-


and all activities ancillary or incidental thereto. The Partnership may also engage in such other necessary or related activities as the General Partner deems advisable in order to carry on the business as aforesaid. For greater certainty, it does not include the business carried on in the United States of America by Ainsworth Lumber Co. Ltd. through Ainsworth Engineered (USA), LLC.

2.3  BUSINESS IN OTHER JURISDICTIONS

     (a) The Partnership will not carry on business in any jurisdiction unless the General Partner has taken all steps which may be required by the laws of that jurisdiction for the Limited Partners to benefit from limited liability to the same extent that the Limited Partners enjoy limited liability under the Act. The Partnership will not carry on business in any jurisdiction in which the laws do not recognize the liability of the Limited Partners to be limited unless, in the opinion of the General Partner, the risks associated with the possible absence of limited liability in that jurisdiction are not significant considering the relevant circumstances.

     (b) The Partnership will carry on business in a manner so as to ensure, to the greatest extent possible, the limited liability of the Limited Partners, and the General Partner will register the Partnership in other jurisdictions where the General Partner considers it appropriate to do so.

2.4  OFFICE OF THE PARTNERSHIP

     The head and registered office of the Partnership will be at Suite 3194, 1055 Dunsmuir Street, Vancouver, British Columbia, V7X 1L3 or any other address in British Columbia as the General Partner may designate in writing from time to time to the Limited Partners.

2.5  FISCAL YEAR

     Subject to the General Partner determining otherwise, the fiscal period of the Partnership shall be the period ending each January 1. Each annual fiscal period is referred to in this Agreement as a "FISCAL YEAR". The admission or retirement of any Partner will not result in the alteration or termination of the fiscal period, notwithstanding that adjustments may be made to, or affect, the Capital Account of any Partner in respect of any such admission or retirement.

2.6  FILING AMENDMENTS TO CERTIFICATE/COMPLIANCE WITH LAWS

     The General Partner will execute and file an amendment to the Certificate from time to time when required under the Act (including to reflect any return of capital of any Limited Partner provided for herein), and any other certificate, document or instrument required under the laws of the Province of British Columbia. The General Partner, and each Limited Partner at the request of the General Partner, will execute and deliver as promptly as possible any document that may be necessary or desirable to comply with any law or regulation of the Province of British Columbia or any other jurisdiction for the continuation, good standing and business of the Partnership. The General Partner will take all necessary action on the basis of information available to it in order to maintain the status of the Partnership as a limited partnership.


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                                   ARTICLE 3
                          RELATIONSHIP BETWEEN PARTNERS

3.1  STATUS OF GENERAL PARTNER

     The General Partner represents, warrants, covenants and agrees with each Limited Partner that it:

     (a) is and will continue to be a corporation existing under the laws of British Columbia;

     (b) has the capacity and corporate authority to act as a general partner and to perform its obligations under this Agreement, and those obligations do not conflict with nor do they result in a breach of its constating documents or any agreement by which it is bound;

     (c) is and will be resident in Canada within the meaning of the Tax Act and is not and will not be a "NON-CANADIAN" within the meaning of the Investment Canada Act;

     (d) will act in good faith toward the Limited Partners in carrying out its obligations under this Agreement;

     (e) holds and will maintain the registrations necessary for the conduct of its business and has and will continue to have all licences and permits necessary to carry on its business as the General Partner of the Partnership in all jurisdictions where the activities of the Partnership require that licensing or other form of registration of the General Partner; and

     (f) will devote as much time as is reasonably necessary for the conduct and prudent management of the business and affairs of the Partnership.

3.2  STATUS OF LIMITED PARTNERS

     Each of the Limited Partners severally represents, warrants, covenants and agrees with each other that:

     (a) the Limited Partner has and will continue to have the capacity and competency to enter into and be bound by this Agreement and will, at the request of the General Partner, provide such evidence of compliance with such representation, warranty and covenant as the General Partner may request; and

     (b) the Limited Partner is and will be resident in Canada within the meaning of the Tax Act and is not and will not be a "NON-CANADIAN" within the meaning of the Investment Canada Act;

     (c) the Limited Partner will not knowingly transfer that Limited Partner's Units in whole or in part to a Person who is not able to make these representations, warranties and covenants;

     (d) the Limited Partner's interest in the Partnership is neither a "TAX SHELTER INVESTMENT" nor a "TAX SHELTER" within the meaning of the Tax Act; and

     (e) the Limited Partner is not a "TAX SHELTER" within the meaning of the Tax Act.


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

3.3  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

     The representations, warranties and covenants made pursuant to this Article 3 above will survive execution of this Agreement and each Partner covenants and agrees to ensure that each representation, warranty and covenant made pursuant to this Article 3 remains true so long as that Partner remains a Partner.

3.4  LIMITATION ON AUTHORITY OF LIMITED PARTNERS

     No Limited Partner will:

     (a) take part in the administration, control, management or operation of the business of the Partnership or exercise any power in connection with that control or management or operation of the business of the Partnership;

     (b) transact any business on behalf of the Partnership or make any commitment on behalf of, or otherwise obligate or bind, the Partnership;

     (c) execute any document which binds or purports to bind any other Partner or the Partnership;

     (d) purport to have the power or authority to bind any other Partner or the Partnership;

     (e) have any authority or power to act for or undertake any obligation or responsibility on behalf of any other Partner or the Partnership;

     (f) bring any action for partition or sale or otherwise in connection with any interest in any property of the Partnership, whether real or personal, or file or register or permit to be filed, registered or remain undischarged, against any of the property and assets of the Partnership, any Charge in respect of the interest of such Partner in the Partnership;

     (g) compel or seek a partition, judicial or otherwise, of any of the property and assets of the Partnership distributed or to be distributed to the Partners in kind in accordance with this Agreement; or

     (h) take any action which will jeopardize or eliminate the status of the Partnership as a limited partnership or a "CANADIAN PARTNERSHIP" for the purposes of the Tax Act.

For greater certainty, the General Partner has the exclusive power, rights, obligations and authority to administer and bind the Partnership, and the General Partner shall not be subject to the restrictions that apply to Limited Partners (except as provided herein).

3.5  UNLIMITED LIABILITY OF GENERAL PARTNER

     The General Partner will have unlimited liability for the indebtedness, liabilities and obligations of the Partnership.

3.6  LIMITED LIABILITY OF LIMITED PARTNERS

     Subject to the provisions of the Act and of similar legislation in other jurisdictions of Canada, the liability of each Limited Partner for the debts, liabilities and obligations of the Partnership will be limited to the Limited Partner's Capital Contribution, plus the Limited Partner's share of any undistributed Net

Income. Following payment of a Limited Partner's Capital Contribution, the Limited Partner will not be liable for any further claims or assessments or be required to make further contributions to the Partnership, except that, where a Limited Partner has received the return of all or part of that Limited Partner's Capital Contribution, the Limited Partner is nevertheless liable to the Partnership or, where the Partnership is dissolved, to its creditors, for any amount, not in excess of the amount returned with interest, necessary to discharge the liabilities of the Partnership to all creditors who extended credit or whose claims otherwise arose before the return of the Capital Contribution.

3.7  INDEMNITY OF LIMITED PARTNERS

     The General Partner will operate the Partnership to ensure to the greatest extent possible the limited liability of the Limited Partners and the General Partner will indemnify and hold harmless each Limited Partner (including former Limited Partners) for all costs, expenses, damages or liabilities suffered or incurred by the Limited Partner because the limited liability of that Limited Partner is not limited in the manner provided in Section 3.6 unless the liability of such Limited Partner is not so limited as a result of, or arising out of, any act, decision, negligence or omission of such Limited Partner.

3.8  LIMITATION OF LIABILITY OF GENERAL PARTNER

     Subject to Section 3.7, the General Partner is not personally liable to a Limited Partner for any act, decision, omission or error in judgment taken or made hereunder by the General Partner, as the case may be, honestly and in good faith in the conduct of the business of the Partnership. The General Partner may rely and act upon and will be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other document or instrument believed by it to be genuine and to have been signed or presented by the proper party. The General Partner may rely and act upon any statement, report or opinion prepared by, or any advice received from, the legal counsel, accountants, investment bankers, experts or other professional advisors of it or the Partnership and, provided it exercised reasonable care in selecting such advisors, the General Partner will not be responsible or held liable for any loss or damage resulting from so relying or acting if it reasonably believed the advice to be within the area of professional competence of the person from whom it was received and it acted honestly and in good faith in relying thereon.

3.9  INDEMNITY OF GENERAL PARTNER

     The Partnership will indemnify and hold harmless the General Partner, and directors, officers, shareholders, employees and agents, from any costs, damages, liabilities resulting from or arising out of any act, decision, omission or error of judgment of the General Partner, or any of its directors, officers, shareholders, employees and agents, on behalf of the Partnership or in furtherance of the business of the Partnership unless, in the case of any such person, such costs, damages, liabilities or expenses result from or arise out of any act decision, omission or error of judgment as a result of which, in the case of the General Partner, such person is adjudged to have been guilty of negligence or wilful misconduct or to have failed to act honestly and in good faith or to have breached a fiduciary duty to the Limited Partners or, in the case of any of their directors, officers, shareholders, employees and agents, such person has failed to act honestly, in good faith and in the best interests of the Partnership. This indemnity is in addition to, and not a limitation of, any other obligation of the Partnership to the General Partner including the obligation of the Partnership to reimburse or repay the General Partner on account of costs, outlays, disbursements and expenditures incurred by or on behalf of the General Partner, as the case may be, but this indemnity will not be in derogation of the provisions of Section 3.6.

3.10 GENERAL PARTNER MAY HOLD UNITS

     The General Partner may subscribe for and acquire LP Units or purchase LP Units by private contract or in the market and will be shown as a Limited Partner in respect of the number of such units held by such General Partner from time to time.

3.11 GENERAL PARTNER AS A LIMITED PARTNER

     If the General Partner holds any LP Units, it will be deemed in its capacity as the holder of those units to be a Limited Partner with the same rights and powers and subject to the same restrictions as each other Limited Partner.

3.12 OTHER ACTIVITIES OF LIMITED PARTNERS

     Limited Partners and their Affiliates and Associates may engage in businesses, ventures, investments and activities which may be similar to or competitive with those in which the Partnership is or might be engaged and, unless otherwise agreed in writing, those Persons will not be required to offer or make available to the Partnership any other business or investment opportunity which any of those Persons may acquire or be engaged in for their own account.

                                   ARTICLE 4
                                PARTNERSHIP UNITS

4.1  AUTHORIZED UNITS

     The Partnership is authorized to issue various classes of partnership interests, including an unlimited number of GP Units and LP Units with the rights, restrictions and conditions referred to herein. A Partnership interest is personal property.

     Units shall be issued as follows, in the discretion of the General Partner:

     (a) each GP Unit will be issued in consideration for a Capital Contribution to be determined by the General Partner; and

     (b) each LP Unit will be issued in consideration for a Capital Contribution to be determined by the General Partner.

4.2  ISSUANCE OF UNITS

     Subject to Section 8.1 and Section 13.2, the General Partner may cause the Partnership to issue Units on any terms and conditions of offering and sale of Units as the General Partner, in its discretion, may determine from time to time hereafter and may do all things in that regard, including preparing and filing prospectuses, offering memoranda and other documents, if required, paying the expenses of issue and entering into agreements with any Person providing services for a commission or fee.

4.3  DELIVERY OF UNIT CERTIFICATE

     Upon entering a subscriber for Units on the Register, the General Partner will deliver to such subscriber a Unit Certificate specifying the number, type and class of Units subscribed for.

4.4  REGISTER AND OTHER RECORDS

     The General Partner will:

     (a)  maintain a registered office for the Partnership;

     (b)  maintain the Register;

     (c) maintain such other records in respect of the Partnership as may be required by law;

     (d) make on behalf of the Partnership all recordings or filings with any governmental authority that are required to be made by the Partnership; and

     (e)  keep:

          (i)  a copy of the Certificate; and

          (ii) a copy of this Agreement.

The General Partner will be authorized to make such rules and regulations as the General Partner may from time to time consider necessary or desirable in connection with the foregoing, including the form and content of the Register, the times when the Register may be closed, the establishment of record dates and the documentation required to record assignments of Units and other matters.

4.5  EFFECTIVE DATE

     The rights and obligations of a subscriber as a Limited Partner under this Agreement commence and are enforceable by and upon the Limited Partner as between the Limited Partner and the other Partners from the date on which the Register is amended, as required under the Act, adding that Limited Partner as a Limited Partner of the Partnership.

4.6  INSPECTION OF REGISTER

     A Limited Partner, or an agent of a Limited Partner duly authorized in writing, has the right to inspect and make copies from the Register during ordinary business hours.

4.7  TRANSFER OF UNITS

     A Unit may be transferred to any person (in this Section 4.7 called an "TRANSFEREE"), however no such transfer shall occur and no Transferee will be entitled to be admitted to the Partnership as a Partner in respect of any Unit pursuant to a transfer thereof:

     (a) unless the General Partner is satisfied that the Partnership will remain a "CANADIAN PARTNERSHIP" under the Tax Act;

     (b) unless the Transferee is not a person an interest in which is a "TAX SHELTER INVESTMENT" for the purposes of the Tax Act; and

     (c)  unless:

          (i) the Transferee has paid an administration fee as may be required by the General Partner, and has delivered to the General Partner a Transfer Form in respect of such Unit, completed and executed in a manner acceptable to the General Partner, the Unit Certificate representing such Unit and such other instruments and documents as the General Partner may request in connection with such transfer; and

          (ii) the provisions of this Section 4.7 have been complied with in respect of such transfer and the Transferee shall comply with
               Section 3.2 of this Agreement.

When, pursuant to the provisions hereof, any Units are transferred, the General Partner will immediately thereafter, and in all cases prior to the end of the Fiscal Year, record such transfer by amending the Register to show the name of the Transferee as a partner of the Partnership in respect of such Units and deliver to the Transferee a Unit Certificate in the name of the Transferee specifying the number, type and class of Units transferred and the General Partner will be authorized to admit the Transferee to the Partnership as a partner and the Partners hereby consent to the admission of the Transferee to the Partnership as a partner without any further consent or authorization of any Partner. No transfer of a Unit will be effective until such transfer is recorded on the Register. No transfer of a fraction of a Unit may be made or will be recognized or recorded on the Register. No transfer of Units may be made or will be accepted or entered into the Register after the occurrence of any of the events of dissolution set out in Section 10.1. Upon any transfer of Units becoming effective, the Transferee will be subject to the obligations and entitled to the rights of a Partner under this Agreement, including any obligation to make contributions required to be made in respect of such Units. Except with the prior written consent of the General Partner (which consent the General Partner will be entitled to withhold in its sole discretion), the transfer of any Units will not release the transferor thereof or any other person from any obligations under this Agreement, including any obligation to make contributions required to be made in respect of such Units.

4.8  INCAPACITY, DEATH, INSOLVENCY OR BANKRUPTCY

     Where a Person becomes entitled to Units on the incapacity, death, insolvency, or bankruptcy of a Limited Partner, or otherwise by operation of law, such entitlement will not be recognized or entered into the Register and such Person will not become a Partner until that Person:

     (a) has delivered all evidence, approvals and consents in respect of that entitlement as the General Partner may require and as may be required by law or by this Agreement; and

     (b) has agreed in writing to be bound by the terms of this Agreement, including Section 3.2, and to assume the obligations of a Limited Partner under this Agreement.

4.9  UNIT CERTIFICATES

     (a) The General Partner will issue to each Limited Partner, upon request, a Unit certificate ("UNIT CERTIFICATE") indicating that the Holder of the Unit Certificate is the owner of the number of LP Units set out on the Unit Certificate.

     (b) Every Unit Certificate must be signed by at least one duly authorized officer or director of the General Partner.

     (c) A Unit Certificate may be sent through the mail by registered prepaid mail or delivered to a dealer acting on behalf of the Limited Partner and none of the Partnership or the General Partner will be liable for any loss by a Limited Partner that results from the loss of a Unit Certificate by reason that it is so sent.

     (d) If any Unit Certificate is lost, mutilated, stolen or destroyed, the General Partner will, upon request by a Limited Partner, issue a replacement Unit Certificate to the Limited Partner upon receipt of evidence satisfactory to the General Partner of that loss, mutilation or destruction, and upon receiving such indemnification (including an indemnity bond provided at the expense of the Limited Partner) as the General Partner deems appropriate in the circumstances.

     (e) The General Partner, upon request by the Transferee, will issue a new Unit Certificate for any Units assigned in accordance with this Agreement. In the case of an assignment of less than all of the Units represented by a Unit Certificate, the General Partner, upon request by the assignor, will issue a new Unit Certificate for the balance of the Units retained by the assignor.

                                   ARTICLE 5
                       CAPITAL CONTRIBUTIONS AND ACCOUNTS

5.1  CAPITAL

     At any time, the capital of the Partnership consists of the aggregate of all sums of money or the value of other property contributed by the Partners at or prior to such time less the amount of cash or agreed value of property that has been paid or distributed to Partners at or prior to such time, other than payments or distributions charged to a Partner's Current Account.

5.2  GENERAL PARTNER CONTRIBUTION

     The General Partner has made a contribution of $100 to the capital of the Partnership in consideration for the issuance to it of 100 GP Units and will make such further contributions to the Partnership as are required to discharge its obligations under this Agreement.

5.3  INITIAL LIMITED PARTNER CONTRIBUTION

     The Initial Limited Partner has made a contribution of $100 to the capital of the Partnership in consideration for the issuance to it of 100 LP Units.

5.4  PARTNER CONTRIBUTIONS

     (a)  Each Limited Partner will make a Capital Contribution to the
          Partnership.

     (b) A Partner may also, in its sole and absolute discretion, make available to the Partnership certain of its assets for the purpose of assisting the Partnership in conducting the business of the Partnership; provided, however, that no Partner is obligated hereunder to make available to the Partnership any of such assets; and provided further that in the event a Partner elects to make available to the Partnership certain of its assets, such Partner shall retain the sole and exclusive ownership of such assets. To the extent a Partner makes available to the Partnership any assets, such assets shall not be deemed or treated as a Capital Contribution for any purpose.

     (c) If a Partner does elect to make available to the Partnership any of such Partner's assets under this Section 5.4 (such assets, the "PARTNER AVAILABLE ASSETS"):

          (i) the Partners acknowledge and agree that the Partnership's use of the Partner Available Assets: (A) is non-exclusive; (B) may be restricted by the Partner making such assets available in such Partner's sole discretion; and (C) cannot be assigned by the Partnership; and

          (ii) in order to avoid disruption to the operations and business of the Partnership, such Partner must provide the Partnership with prior written notice (each, an "ASSET WITHDRAWAL NOTICE") of such Partner's intention to withdraw any or all of the Partner Available Assets, such Asset Withdrawal Notice to include a reasonably detailed description of the specific Partner Available Assets to be withdrawn and the date or dates as of which such withdrawal is to occur.

5.5  CAPITAL ACCOUNTS

     The General Partner will establish an account (the "CAPITAL ACCOUNT") on the books of the Partnership for each Partner showing the aggregate Designated Capital that is attributable to the Units held by such Partner on a class-by-class basis.

5.6  CURRENT ACCOUNTS

     The General Partner will establish an account (a "CURRENT ACCOUNT") on the books of the Partnership for each of the General Partner and the Limited Partners (and, in the case of the Limited Partners, in respect of each Limited Partner) to which Net Income will be credited and to which Net Loss and all distributions, other than distributions designated by the General Partner as a return of capital, to Partners will be charged.

     No Limited Partner will be responsible for any losses of any other Limited Partner, nor share in the allocation of income or loss attributable to the Units of any other Limited Partner.

5.7  NO RIGHT TO WITHDRAW AMOUNTS

     No Partner will have any right to withdraw any amount or receive any distribution from the Partnership except as expressly provided for in this Agreement and no distribution to any Partner will be deemed a return or withdrawal of amounts contributed to the capital of the Partnership except as expressly provided in this Agreement, but if any court of competent jurisdiction at any time determines that notwithstanding the provisions of this Agreement a Limited Partner is obligated to pay any amount distributed to such Limited Partner to or for the account of the Partnership or to any creditor of the Partnership such obligation will be the obligation of such Limited Partner.

5.8  NO INTEREST PAYABLE ON CAPITAL OR CURRENT ACCOUNTS

     No Partner will have the right to receive interest on any capital or any credit balance in the Capital Account or Current Account of such Partner. Except as provided in this Agreement or the Act or similar applicable legislation in Canada, no Partner will be liable to pay interest to the Partnership on any capital returned to such Partner or on any negative balance in the Capital Account or Current Account of such Partner.

5.9  NEGATIVE BALANCE IN CAPITAL ACCOUNTS AND CURRENT ACCOUNTS

     Except as expressly provided for in this Agreement, the interest of a Partner in the Partnership will not terminate by reason of the return of amounts contributed to the capital of the Partnership or a negative balance in the Capital Account or Current Account of such Partner.

                                   ARTICLE 6
                       PARTICIPATION IN PROFITS AND LOSSES

6.1  ALLOCATION OF INCOME OR LOSSES

     (a) Net Income of the Partnership for any Fiscal Year will be credited as at the end of the Fiscal Year:

          (i)  firstly, 1% to the Current Account for the General Partner, and

          (ii) secondly, 99% to the Current Account for Holders of LP Units proportionately to the number of LP Units outstanding.

     (b) Net Loss of the Partnership for a given Fiscal Year will be allocated as at the end of the Fiscal Year in the following manner:

          (i) firstly, 1% of the Net Loss will be allocated to the Current Account for the General Partner, and

          (ii) secondly, 99% of the Net Loss will be allocated to the Current Account for Holders of LP Units proportionately to the number of LP Units outstanding.

6.2  GENERAL PARTNER'S DISCRETION TO MAKE DISTRIBUTIONS

     Subject to Section 10.4 the General Partner may, in its discretion at any time, make distributions to any or all classes of Partners in such amounts as the General Partner may determine, whether as a return of capital or otherwise, provided that the General Partner may not make any such distribution if and to the extent:

     (a) a Partner's share of a distribution that is a return of capital in respect of a Unit held by such Partner would exceed the Designated Capital of the Unit; or

     (b) such distribution would be contrary to any provision of any agreement to which the Partnership is a party or by which the Partnership is bound or to any applicable law.

6.3  DETERMINATION OF TAXABLE INCOME AND TAX LOSS

     For the purpose of determining Taxable Income or Tax Loss in respect of any fiscal period, capital cost allowances in respect of the property of the Partnership and other discretionary deductions and reserves permitted by the Tax Act will be claimed to the extent determined by the General Partner, solely in its discretion.

6.4  REPAYMENT OF EXCESS DISTRIBUTION

     If as determined by the General Partner, it appears that any Partner has received an amount under this Article 6 which is in excess of such Partner's entitlement, the Partner will, promptly upon notice from the General Partner, repay to the Partnership any such excess, and failing immediate repayment, the General Partner may withhold the amount of the excess from further distributions otherwise due to the Partner. Any amount repaid or to be repaid pursuant to this Section 6.4 will not be included in the amount of distributions to such Partner for purposes of applying Section 6.1.

                                   ARTICLE 7
                POWERS, DUTIES AND OBLIGATIONS OF GENERAL PARTNER

7.1  DUTIES AND OBLIGATIONS

     (a)  The General Partner has:

          (i) subject to the terms of this Agreement and to any applicable limitations set out in the Act and applicable similar legislation in Canada, the full and exclusive right, power and authority to manage, control, administer and operate the business and affairs and to make all decisions regarding the undertaking and business of the Partnership; and

          (ii) the full and exclusive right, power and authority to do any act, take any proceeding, make any decision and execute and deliver any instrument, deed, agreement or document necessary for or incidental to carrying out the business of the Partnership for and on behalf of and in the name of the Partnership.

     (b) An action taken by the General Partner on behalf of the Partnership is deemed to be the act of the Partnership and binds the Partnership.

     (c) The General Partner will operate the Partnership in a manner to ensure and protect to the greatest extent possible the limited liability of the Limited Partners.

     (d) The General Partner covenants that it will exercise its powers and discharge its duties under this Agreement honestly, in good faith, and in the best interests of the Partnership, and that it will exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Furthermore, the General Partner covenants that it will maintain the confidentiality of financial and other information and data which it may obtain through or on behalf of the Partnership, the disclosure of which may adversely affect the interests of the Partnership or a Limited Partner.

7.2  SPECIFIC POWERS AND DUTIES

     Without limiting the generality of Section 7.1 and subject to Section 7.10, the General Partner will have full power, discretion and authority for and on behalf of and in the name of the Partnership:

     (a)  to carry on the business of the Partnership described in Section 2.2;

     (b) to acquire assets and property, both real and personal, of any description;

     (c) to (i) draw, make, accept, endorse, execute, negotiate, issue and deliver bills of exchange, promissory notes, cheques, drafts, orders for payment or delivery of money, receipts, directions, evidences of indebtedness, other negotiable and non-negotiable instruments and bonds, debentures, debenture stock and other debt obligations either outright or as security for any indebtedness, liabilities or obligations of the Partnership or of any other

          Person, (ii) grant, create, incur or assume any security interest, mortgage, pledge, lien, charge, whether by way of specific or floating charge, or give other security on the undertaking and on the whole or any part of the property and assets of the Partnership (both present and future) and (iii) execute and deliver all agreements, instruments, deeds and other documents relative to the foregoing;

     (d) to provide guarantees, indemnities and other forms of assurance to third parties in respect of the indebtedness, liabilities or obligations of the Partnership or any of its Affiliates, or of any other person in the ordinary course of the business of the Partnership;

     (e) to incur and pay or cause or approve the payment of all costs, outlays, disbursements and expenditures of the Partnership;

     (f) to engage or cause to be engaged managers, lawyers, accountants, financial advisors and other consultants or such other persons as the General Partner may deem necessary or advisable;

     (g) to appoint, remove and replace officers of the Partnership from time to time;

     (h) to open, maintain and close on behalf of and in the name of the Partnership bank accounts and appoint signing officers from time to time and to make deposits and draw cheques and other orders for the payment of monies and to invest or cause to be invested funds of the Partnership not immediately required for the business of the Partnership;

     (i) to commence or defend or cause to be commenced or defended any legal proceeding in connection with the Partnership or its business, property or assets and to take all action in connection therewith, including consenting to a judgment against the Partnership, and to agree to any compromise or arrangement by the Partnership with any creditor or creditors or class or classes of creditors of the Partnership;

     (j) to file or cause to be filed returns required by any governmental authority and make or cause to be made remittances and other payments and claim refunds in connection therewith;

     (k) to make or cause to be made any election, designation or determination that may be made under the Tax Act or any other taxation legislation of Canada or any province;

     (l) subject to compliance with Sections 7.10(b) and 7.10(c), to sell, exchange or otherwise dispose of the property, assets and undertaking of the Partnership as an entirety or substantially as an entirety or any part thereof or interest therein;

     (m) to purchase assets, businesses or operations consistent with the business of the Partnership, or as otherwise permitted herein;

     (n) to lease or license all or any part of the property, assets or undertaking of the Partnership at such time, in such manner and on such terms as the General Partner considers appropriate;

     (o) to enter into any agreement (including, subject to Section 7.7, with the General Partner) for the management or operation of the business, property and assets of the Partnership or any part thereof;

     (p) to acquire and maintain or cause to be acquired and maintained such insurance coverage as the General Partner may deem necessary or advisable for protection of the Partnership against claims, liabilities and losses arising from the conduct of its business or the ownership or leasing of its property and assets and to administer all claims or proceedings covered by insurance maintained by the Partnership;

     (q) to employ, supervise, manage and terminate, or cause to be employed, supervised, managed and terminated, employees in the conduct of the business, affairs and undertaking of the Partnership and to incur and pay or cause to be paid all remuneration and other costs and expenses of the Partnership in connection with their employment;

     (r) to execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all agreements, instruments, deeds and other documents to effect any and all of the foregoing;

     (s)  to make loans to Partners as set forth in Section 7.3 hereof, and

     (t) to do all other acts and things necessary, incidental or advisable in connection with or for the furtherance of the business of the Partnership.

7.3  LOANS TO PARTNERS

     The General Partner in a Fiscal Year may advance to the Holders of LP Units on a monthly basis such amounts as the General Partner in its discretion determines. Such loans shall bear no interest unless the General Partner determines otherwise and shall be evidenced by promissory notes in form satisfactory to the General Partner. All such loans shall be repayable in cash on or before the fifth Business Day of the following Fiscal Year subject to the right of the General Partner in its sole discretion to offset the amount of all or any part of the loans against distributions made to the Holder. Such offset (to the extent thereof) shall constitute repayment by the Holder of the loans, and payment by the Partnership of such distributions to the Holder.

7.4  EXECUTION OF DOCUMENTS

     Any and all powers of the General Partner may be exercised by the execution and delivery by the General Partner or an agent or employee of the Partnership designated by them for and on behalf of and in the name of the Partnership, and under seal or otherwise, of agreements, instruments, deeds or other documents in such forms as the General Partner, agent or employee may deem sufficient.

7.5  RELIANCE BY THIRD PARTIES

     Third parties dealing with the Partnership are entitled to rely conclusively upon the power and authority of the General Partner as herein set forth. The power of the General Partner to represent the Partnership in dealings with third parties is unrestricted insofar as third parties are concerned.

7.6  DELEGATION

     The General Partner may, subject to Section 7.7, contract with another person to carry out any of the duties of the General Partner and may delegate to such person any power and authority of the General Partner hereunder, but no such contract or delegation will relieve the General Partner of any of its obligations hereunder, including its obligations in connection with the control of the business, affairs and undertaking of the Partnership.

7.7  TRANSACTIONS WITH GENERAL PARTNER AND AFFILIATES

     Subject to Section 7.2, the Partnership may, directly or indirectly, enter into contracts or undertakings with, and carry out transactions with the General Partner or any Affiliate of the General Partner (including contracts for the provision of supplies or services (including management, operating, consulting or financial services) for the purchase, lease, license or other acquisition of property or assets or any interest therein from, or the sale, transfer, assignment, lease, licence or other disposition of property or assets or any interest therein to, any such person, the provision of any financial accommodation to, or the obtaining of financing from, any such person, and any other kind of contract, undertaking or transaction in connection with the business, property or assets of the Partnership).

7.8  REIMBURSEMENT OF GENERAL PARTNER

     The General Partner will be reimbursed by the Partnership for all out-of-pocket costs, outlays, disbursements and expenditures actually paid or incurred by it in the performance of its duties hereunder (including costs directly incurred for the benefit of the Partnership) in priority to other payments and distributions made by the Partnership from time to time.

7.9  BORROWINGS

     The General Partner and its Affiliates or Associates may advance or loan to the Partnership funds which may be necessary for the payment of operating expenses of the Partnership or for any other purpose. The rate of interest and any other expenses relative to those advances or borrowings will not materially exceed that which the Partnership could obtain from a Canadian chartered bank with respect to similar borrowings.

7.10 RESTRICTIONS UPON THE GENERAL PARTNER

     The General Partner's power and authority does not extend to any powers, actions or authority enumerated in Section 8.1 unless and until the requisite Extraordinary Resolution is passed by the Limited Partners. The General Partner will not:

     (a) commingle the funds of the Partnership with the funds of the General Partner or any of its Affiliates or Associates or with the funds of any other Person;

     (b) dissolve the affairs of the Partnership except in accordance with the provisions of Article 10 (other than in conjunction with a bona fide internal reorganization of the Partnership's structure and business);

     (c) except in accordance with Sections 8.1 and 10.4, sell, exchange or otherwise dispose of. all or substantially all of the assets of the Partnership or undertake a merger, amalgamation or arrangement involving the Partnership;

     (d) withdraw as General Partner except in accordance with the provisions of Section 9.1 hereof, or

     (e) except as permitted by Section 9.4, assign, transfer or otherwise dispose of its entire interest as General Partner without approval of the Limited Partners.

7.11 TAX MATTERS

     The General Partner is hereby authorized to act on behalf of the Partnership and each of its Partners in connection with any determination that may be made by Canada Revenue Agency or any other taxation authority pursuant to the provisions of Section 152(1.4) of the Tax Act; and for greater certainty, the General Partner is hereby appointed the designated member of the Partnership and is hereby authorized by the Partnership and each of its Partners to make an objection in respect of any such determination.

                                   ARTICLE 8
                            EXTRAORDINARY RESOLUTIONS

8.1  POWERS EXERCISABLE BY EXTRAORDINARY RESOLUTION

     (a) The following powers will only be exercisable by Extraordinary Resolution passed by the Limited Partners:

          (i) removing the General Partner and electing a new general partner as provided in Section 9.2(c);

          (ii) the sale, lease, exchange or other disposition of all or substantially all of the assets of the Partnership, whether in a single transaction or a series of related transactions, except in conjunction with a bona fide internal reorganization of the Partnership's structure or business or pledges in connection with permitted guarantees;

          (iii) a material change in the business of the Partnership, such as a change in the principal place of business or head office of the General Partner or the Partnership to a location outside of Canada;

          (iv) any material amendment to this Agreement to change the rights, privileges, restrictions or conditions of the Units, in any case in a manner that may be prejudicial to the Limited Partners;

          (v)  approving the dissolution of the Partnership;

          (vi) waiving any default on the part of the General Partner on those terms as the Limited Partners may determine;

          (vii) amending, modifying, altering or repealing any Extraordinary Resolution previously passed by the Limited Partners;

          (viii) a merger, amalgamation or arrangement involving the Partnership, except in conjunction with a bona fide internal reorganization of the Partnership's structure or business.

          (ix) amending this Agreement pursuant to Section 13.2(b) in accordance with the provisions of this Agreement; and

          (x)  a consolidation, subdivision or reclassification of the Units.

                                   ARTICLE 9
                  REMOVAL OR WITHDRAWAL OF THE GENERAL PARTNER

9.1  VOLUNTARY WITHDRAWAL OF A GENERAL PARTNER

     The General Partner may resign on not less than 180 days' written notice to the Limited Partners and that resignation will become effective upon the earlier of:

     (a) the appointment of a new general partner that is acceptable to the Limited Partners pursuant to an Ordinary Resolution, and

     (b)  the last day of that 180 day period;

provided that the General Partner will not resign if the effect would be to dissolve the Partnership. The General Partner may withdraw its resignation at any time prior to the effective date of resignation upon written notice to the Limited Partners. The representations and warranties of the General Partner provided in Section 3.1 must be true and correct in respect of the new general partner upon being admitted to the Partnership.

9.2  REMOVAL OF THE GENERAL PARTNER

     (a) Except as provided for in this Section 9.2, the General Partner may not be removed as general partner of the Partnership.

     (b) Upon the passing of any resolution of the directors or shareholders of the General Partner requiring or relating to the bankruptcy, dissolution, liquidation or winding-up or the making of any assignment for the benefit of creditors of the General Partner, or upon the appointment of a receiver of the assets and undertaking of the General Partner where such appointment is not revoked or withdrawn within 15 days of the appointment, or upon the General Partner failing to maintain its status under Section 3.1, or upon the inability of the General Partner for whatever reason to continue to act as the General Partner, the General Partner will cease to be qualified to act as the general partner under this Agreement and will be deemed to have been removed as a general partner of the Partnership and a new general partner acceptable to the Limited Partners holding Units by an Ordinary Resolution within 180 days of receipt of written notice of that event (which written notice will be provided by the General Partner promptly upon the occurrence of that event) provided that the General Partner will not cease to be the General Partner until the earlier of the appointment of a new general partner who agrees to act under this Agreement.

     (c)  The General Partner may also be removed:

          (i) if the General Partner has committed a material breach of this Agreement, which continues for a period of 90 days after written notice is given to the General Partner of that breach; or

          (ii) if the General Partner ceases to be duly registered for the purpose of carrying on the business of the Partnership described in Section 2.2,

          and such removal is approved by an Extraordinary Resolution of the Limited Partners.

          Any removal of the General Partner by the Limited Partners under this
          Section 9.2(c) must also provide for the election and succession of a new general partner. Any removal under this Section 9.2(c) will be effective immediately before the election of the successor general partner to the Partnership.

9.3  RELEASE BY PARTNERSHIP

     On the resignation or removal of the General Partner, the Partnership will release and hold harmless the General Partner resigning or being removed, from any costs, expenses, damages or liabilities suffered or incurred by the General Partner as a result of or arising out of events which occur in relation to the Partnership after that resignation or removal, other than as a result of or arising out of any wilful act by the resigning or removed General Partner in relation to the Partnership occurring prior to or after such resignation or removal, as the case may be.

9.4  TRANSFER TO NEW GENERAL PARTNER

     On the admission of a new general partner to the Partnership on the resignation or removal of the General Partner, the resigning or retiring General Partner will transfer legal title to any property of the Partnership held in its name to the new general partner, do all things and take all steps to transfer the administration, management, control and operation of the business of the Partnership and the books, records and accounts of the Partnership to the new general partner and execute and deliver all deeds, certificates, declarations and other documents necessary or desirable therefor in a timely fashion.

9.5  NEW GENERAL PARTNER

     A new general partner will, upon admission to the Partnership, execute a counterpart of this Agreement and will agree to be bound by all of the provisions of this Agreement and to assume the obligations, duties and liabilities of the General Partner under this Agreement as from the date the new general partner becomes a party to this Agreement.

9.6  CONTINUITY OF PARTNERSHIP

     In the event of the bankruptcy, dissolution, retirement or removal of the General Partner, the business of the Partnership will be continued by the new or remaining general partners of the Partnership.

                                   ARTICLE 10
                        TERM, DISSOLUTION AND LIQUIDATION

10.1 EVENTS OF DISSOLUTION

     The Partnership will follow the procedure for dissolution established in
Section 10.4 upon the occurrence of any of the following events or dates:

     (a) the end of the Fiscal Year in which all of the property and assets of the Partnership have been disposed of if approved by an Extraordinary Resolution of the Limited Partners; or

     (b) the authorization of such dissolution by Extraordinary Resolution of the Limited Partners.

10.2 EVENTS NOT CAUSING DISSOLUTION

     The Partnership will not be dissolved or terminated by the bankruptcy, retirement, death, mental incompetence, dissolution, removal, insolvency, liquidation, winding up, receivership, reorganization, admission or retirement of, or an assignment for the benefit of creditors by, any Partner, except that the Partnership will be dissolved by the bankruptcy, dissolution, retirement or removal of the General Partner unless there is a remaining general partner of the Partnership to continue the business of the Partnership, but a bankrupt General Partner will not be entitled to exercise the powers and authority of the General Partner.

10.3 NO FURTHER BUSINESS

     Following the dissolution of the Partnership, the Partnership will not engage in any further business other than as contemplated in Section 10.4 in connection with the winding up of the business of the Partnership.

10.4 PROCEDURE ON DISSOLUTION

     On dissolution of the Partnership, the General Partner (or any other Person as may be appointed by Ordinary Resolution of the Limited Partners) will act as a receiver (the "RECEIVER") and liquidator of the assets of the Partnership. The receiver will do the following:

     (a) prepare or cause to be prepared a statement of financial position of the Partnership, a copy of which will be forwarded to each person shown on the Register as a partner of the Partnership at the date of dissolution;

     (b) sell or otherwise dispose of that part of the Partnership's assets as the receiver considers appropriate;

     (c) pay or provide for the payment of the debts and liabilities of the Partnership and liquidation expenses;

     (d) if there are any assets of the Partnership remaining, distribute 1% of such assets to the General Partner and 99% of such assets to the Limited Partners of record on the date of dissolution, in cash or kind, pro rata based on the number of LP Units held; and

     (e) file the declaration of dissolution prescribed by the Act and satisfy all applicable formalities in those circumstances as may be prescribed by the laws of other jurisdictions where the Partnership is registered. In addition, the General Partner will give prior notice of any dissolution of the Partnership by mailing to each Limited Partner and to the General Partner a notice at least 21 days prior to the filing of the notice of dissolution prescribed by the Act.

The receiver will be paid its reasonable fees and disbursements incurred in carrying out such duties.

10.5 DISPROPORTIONATE DISTRIBUTIONS

     In connection with any distribution under Section 10.4(d), upon agreement of all Limited Partners, cash and non-cash assets may be distributed on a basis which is not proportional on a class of asset basis but which is proportional having regard to the fair value of the total assets distributed to each Partner, as determined by the General Partner.

10.6 DISSOLUTION

     The Partnership will be dissolved upon the completion of all matters set out in Section 10.4.

10.7 NO RIGHT TO DISSOLVE

     Except as provided for in Section 10.1, no Limited Partner has the right to ask for the dissolution of the Partnership, for the winding-up of its affairs or for the distribution of its assets.

                                   ARTICLE 11
                     BOOKS AND RECORDS AND OTHER INFORMATION

11.1 BOOKS AND RECORDS

     The General Partner will keep and maintain, or cause to be kept and maintained, at the principal office of the Partnership, full, complete and accurate books of account and records of the business of the Partnership.

11.2 ANNUAL REPORT

     Within 120 days of the end of each Fiscal Year, the General Partner will forward to each person who is shown on the Register as a limited partner of the Partnership during such Fiscal Year:

     (a) financial statements of the Partnership as at the end of, and for, such fiscal period containing:

          (i)  a balance sheet;

          (ii) a statement of earnings;

          (iii) a statement of cash flow; and

          (iv) a statement of changes in capital; and

     (b) a report on allocations and distributions to Partners, including credits and charges to Capital Accounts.

11.3 INCOME TAX INFORMATION

     The General Partner will send or cause to be sent to each Person who was a Limited Partner:

     (a)  during a Fiscal Year, or

     (b)  at the date of dissolution of the Partnership,

by the 15th day of March of the following year or within 60 days of dissolution, as the case may be, or within any other shorter period as may be required by applicable law, all information, in suitable form, relating to the Partnership necessary for a Person to prepare that Person's Canadian federal and provincial income tax returns. The General Partner will file, on behalf of itself and the Limited Partners, annual Partnership information returns and any other information returns required to be filed under the Tax Act and any other applicable tax legislation in respect of the Partnership.

11.4 ACCOUNTING POLICIES

     The General Partner is authorized to establish from time to time accounting policies with respect to the financial statements of the Partnership and to change from time to time any policy that has been so established so long as those policies are consistent with the provisions of this Agreement and with generally accepted accounting principles in Canada.

                                   ARTICLE 12
                        MEETINGS OF THE LIMITED PARTNERS

12.1 REQUISITIONS OF MEETINGS

     The General Partner may call a general meeting of Partners at any time and place as it deems appropriate in its absolute discretion for the purpose of considering any matter set out in the notice of meeting. In addition, where Limited Partners holding not less than 20% of the Units (the "REQUISITIONING PARTNERS") give notice signed by each of them to the General Partner, requesting a meeting of the Partners, the General Partner will, within 60 days of receipt of that notice, convene a meeting, and if it fails to do so, any Requisitioning Partner may convene a meeting by giving notice in accordance with this Agreement. Every meeting of Partners, however convened, will be conducted in accordance with this Agreement.

12.2 PLACE OF MEETING

     Every meeting of Partners will be in British Columbia, or at any other place in Canada as the General Partner (or Requisitioning Partners, if the General Partner fails to call the meeting in accordance with Section 12.1) may designate.

12.3 NOTICE OF MEETING

     Notice of any meeting of Partners will be given to each Limited Partner not less than 21 days (but not more than 60 days) prior to the meeting, and will state:

     (a)  the time, date and place of the meeting; and

     (b) in general terms, the nature of the business to be transacted at the meeting in sufficient detail to permit a Partner to make a reasoned decision on that business.

Notice of an adjourned meeting of Partners need not be given if the adjourned meeting is held within 14 days of the original meeting. Otherwise, but subject to Section 12.12, notice of adjourned meetings will be given not less than 10 days in advance of the adjourned meeting and otherwise in accordance with this section, except that the notice need not specify the nature of the business to be transacted if unchanged from the original meeting.

12.4 RECORD DATES

     For the purpose of determining the Partners who are entitled to vote or act at any meeting of Partners or any adjournment of a meeting, or for the purpose of any other action, the General Partner may from time to time cause the transfer books to be closed for a period, not exceeding 30 days, as the General Partner may determine or, without causing the transfer books to be closed, the General Partner may fix a date not more than 60 days prior to the date of any meeting of Partners or other action as a record date for the determination of Partners entitled to vote at that meeting or any adjournment of the meeting or to be treated as Partners of record for purposes of any other action, and any Partner who was a Partner at the time so fixed will be entitled to vote at the meeting or any adjournment of the meeting even though that Partner has since that date disposed of the Partner's Units, and no Partner becoming a Partner after that fixed date will be a Partner of record for purposes of that action. A Person will be a Partner of record at the relevant time if the Person's name appears in the Register, as amended and supplemented, at that time.

12.5 PROXIES

     Any Partner entitled to vote at a meeting of Partners may vote by proxy if a form of proxy has been received by the General Partner or the chairperson of the meeting for verification prior to the time fixed by the General Partner, which time will not exceed 48 hours, excluding Saturdays and holidays, preceding the meeting, or any adjournment of the meeting.

12.6 VALIDITY OF PROXIES

     A proxy purporting to be executed by or on behalf of a Partner will be considered to be valid unless challenged at the time of or prior to its exercise. The Person challenging the proxy will have the burden of proving to the satisfaction of the chairperson of the meeting that the proxy is invalid and any decision of the chairperson concerning the validity of a proxy will be final. Proxies will be valid only at the meeting with respect to which they were solicited, or any adjournment of the meeting, but in any event will cease to be valid one year from their date. A proxy given on behalf of joint Holders must be executed by all of them and may be revoked by any of them, and if more than one of several joint Holders is present at a meeting and they do not agree which of them is to exercise any vote to which they are jointly entitled, they will, for the purposes of voting, be deemed not to be present. A proxy holder need not be a Holder of a Unit.

12.7 FORM OF PROXY

     Every proxy will be substantially in the form as may be approved by the General Partner or as may be satisfactory to the chairperson of the meeting at which it is sought to be exercised.

12.8 REVOCATION OF PROXY

     A vote cast in accordance with the terms of an instrument of proxy will be valid notwithstanding the previous death, incapacity, insolvency or bankruptcy of the Partner giving the proxy or the revocation of the proxy unless written notice of that death, incapacity, insolvency, bankruptcy or revocation has been received by the chairperson of the meeting prior to the commencement of the meeting.

12.9 ENTITIES

     A Partner which is an Entity may appoint an officer, director or other authorized person as its representative to attend, vote and act on its behalf at a meeting of Partners.

12.10 ATTENDANCE OF OTHERS

     Any officer or director of the General Partner, legal counsel for the General Partner and the Partnership will be entitled to attend any meeting of Partners. The General Partner has the right to authorize the presence of any Person at a meeting regardless of whether the Person is a Partner. With the approval of the General Partner that Person is entitled to address the meeting.

12.11 CHAIRPERSON

     The General Partner may nominate a Person, including, without limitation, an officer or director of the General Partner, (who need not be a Limited Partner) to be chairperson of a meeting of Partners and the person nominated by the General Partner will be chairperson of that meeting unless the Partners elect another chairperson by Extraordinary Resolution.

12.12 QUORUM

     A quorum at any meeting of Partners will consist of two or more Partners present in person or by proxy. If within half an hour after the time fixed for the holding of the meeting, a quorum for the meeting is not present, the meeting:

     (a) if called by or on the requisition of Limited Partners, will be terminated; and

     (b) if called by the General Partner, will be held at the same time and place on the day which is 14 days later (or if that date is not a Business Day, the first Business Day prior to that date). The General Partner will give three days' notice to Limited Partners of the date of the reconvening of the adjourned meeting and at the reconvened meeting the quorum will consist of the Partners then present in person or represented by proxy.

12.13 VOTING

     (a)  Every question submitted to a meeting of Partners:

          (i) which requires an Extraordinary Resolution under this Agreement will be decided by a poll; and

          (ii) which does not require an Extraordinary Resolution will be decided by an Ordinary Resolution on a show of hands unless otherwise required by this Agreement or a poll is demanded by a Partner, in which case a poll will be taken;

          and, in the case of an equality of votes, the chairperson will not have a casting vote and the resolution will be deemed to be defeated. The chairperson will be entitled to vote in respect of any Units held by the chairperson or for which the chairperson may be a proxyholder. On any vote at a meeting of Partners, a declaration of the chairperson concerning the result of the vote will be conclusive.

     (b) On a poll, each Person present at the meeting will have one vote for each Unit entitled to be voted at the meeting in respect of which the Person is shown on the Register as a Limited Partner at the record date and for each Unit in respect of which the Person is the proxyholder. Each Partner present at the meeting and entitled to vote at the meeting will have one vote on a show of hands. If Units are held jointly by two or more persons and only one of them is present or represented by proxy at a meeting of Unitholders, that Unitholder may, in the absence of the other or others, vote with respect to those Units, but if more than one of them is present or represented by proxy, they will vote together on the whole Units held jointly.

     (c) The General Partner, as general partner, will be entitled to one vote on any poll or on a show of hands at any meeting of Partners. Any Limited Partner who is in default of payment of the subscription price for that Limited Partner's Units will not be entitled to vote in respect of any of that Limited Partner's Units.

12.14 POLL

     A poll requested or required will be taken at the meeting of Partners or an adjournment of the meeting in any manner as the chairperson directs.

12.15 POWERS OF LIMITED PARTNERS; RESOLUTIONS BINDING

     The Limited Partners will have only the powers set out in this Agreement and any additional powers provided by law. Subject to the foregoing sentence, any resolution passed in accordance with this Agreement will be binding on each Partner and that Partner's respective heirs, executors, administrators, successors and assigns, whether or not that Partner was present in person or voted against any resolution so passed.

12.16 CONDITIONS TO ACTION BY LIMITED PARTNERS

     The right of the Limited Partners to vote to amend this Agreement, to dissolve the Partnership or to remove the General Partner and to admit a replacement or to exercise any of the powers set out in Section 8.1 or to approve or initiate the taking of; or take, any other action at any meeting of Partners will not come into existence or be effective in any manner unless and until, prior to the exercise of any right or the taking of any action, the Partnership has received an opinion of counsel advising the Limited Partners (at the expense of the Limited Partners) as to the effect that the exercise of those rights or the taking of those actions may have on the limited liability of any Limited Partners other than those Limited Partners who have initiated that action, each of whom expressly acknowledges that the exercise of the right or the taking of the action may subject each of those Limited Partners to liability as a general partner under the Act or similar legislation in Canada.

12.17 MINUTES

     The General Partner will cause minutes to be kept of all proceedings and resolutions at every meeting and will cause all minutes and all resolutions of the Partners consented to in writing to be made and entered in books to be kept for that purpose. Any minutes of a meeting signed by the chairperson of the meeting will be deemed evidence of the matters stated in them and the meeting will be deemed to have been duly convened and held and all resolutions and proceedings shown in them will be deemed to have been duly passed and taken.

12.18 ADDITIONAL RULES AND PROCEDURES

     To the extent that the rules and procedures for the conduct of a meeting of the Partners are not prescribed in this Agreement, the rules and procedures will be determined by the General Partner.

                                   ARTICLE 13
                                    AMENDMENT

13.1 CHANGE OF PARTNERS

     This Agreement may be amended by the General Partner without notice to or consent of any other Partners to reflect the admission, retirement or removal of any Partner, or the assignment by any Partner of the whole or any part of its interest in the Partnership, under or pursuant to the terms of this Agreement or the Act.

13.2 AMENDMENT BY EXTRAORDINARY RESOLUTION

     Subject to Section 8.1 and Section 13.3, this Agreement may be amended only in writing and only with the consent of the Partners given by Extraordinary Resolution; provided that:

     (a) this Section 13.2 may not be amended without the unanimous written consent of the Partners;

     (b) no amendment will be made to this Agreement which would have the effect of:

          (i) altering the ability of the Limited Partners to remove the General Partner without the consent of the General Partner (other than an amendment to give effect to the removal of the General Partner in accordance with Section 9.2),

          (ii) allowing any Limited Partner to exercise control over the business of the Partnership,

          (iii) changing the Partnership from a limited partnership to a general partnership,

          (iv) changing the right of a Partner to vote at any meeting, or

          (v)  changing the liability of any Limited Partner,

          without the unanimous written consent of the Holders of Units;

     (c) no amendment will be made to this Agreement that would have the effect of adversely affecting the rights and obligations of the General Partner other than an amendment to give effect to the removal of the General Partner in accordance with Section 9.2, without the consent of the General Partner; and

     (d) no amendment to this Agreement may give any Person the right to dissolve the Partnership, other than the General Partner's right to dissolve the Partnership with the approval of the Limited Partners by an Extraordinary Resolution.

13.3 AMENDMENT BY GENERAL PARTNER

     Each Limited Partner agrees that the General Partner (pursuant to its powers of attorney from the Limited Partners or as expressly provided in this Agreement), without the approval of any Limited Partner, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection with that amendment, to reflect:

     (a) a change in the name of the Partnership or the location of the principal place of business or the registered office of the Partnership provided such location is not outside Canada;

     (b) admission, substitution, withdrawal or removal of Limited Partners in accordance with this Agreement;

     (c) a change that, as determined by the General Partner, in its sole discretion, is reasonable and necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership which the Limited Partners have limited liability under the applicable laws;

     (d) a change that, as determined by the General Partner, in its sole discretion, is reasonable and necessary or appropriate to enable the Partners or the Partnership to take advantage of, or not be detrimentally affected by, changes in the Tax Act or other taxation laws;

     (e) a change to amend or add any provision, or to cure any ambiguity or to correct or supplement any provisions contained in this Agreement which may be defective or inconsistent with any other provision contained in this Agreement;

     (f) a change that, as determined by the General Partner in its sole discretion, does not materially adversely affect the Limited Partners.

13.4 NOTICE OF AMENDMENTS

     The General Partner will notify the Limited Partners in writing of the full details of any amendment to this Agreement, if any, within 60 days of the effective date of the amendment.

                                   ARTICLE 14
                                     NOTICES

14.1 ADDRESS

     Any notice or other written communication which must be given or sent under this Agreement will be given by personal delivery, facsimile or other electronic delivery to the address of the General Partner and the Limited Partners as follows:

     (a) in the case of the General Partner or the Initial Limited Partner, at Suite 3194, 1055 Dunsmuir Street, Vancouver, British Columbia, V7X 1L3 or any other address in British Columbia as the General Partner may designate in writing from time to time to the Limited Partners; and

     (b) in the case of Limited Partners, to the postal address inscribed in the Register, or any other new address following a change of address in conformity with Section 14.2.

14.2 CHANGE OF ADDRESS

     A Limited Partner may, at any time, change the Limited Partner's address for the purposes of service by written notice to the General Partner. The General Partner may change its address for the purpose of service by written notice to all the Limited Partners.

14.3 ACCIDENTAL FAILURE

     An accidental omission in the giving of or failure to give, a notice required by this Agreement will not invalidate or affect in any way the legality of any meeting or other proceeding in respect of which that notice was or was intended to be given.

14.4 RECEIPT OF NOTICE

     Notices given by personal delivery, facsimile or other electronic delivery will be deemed to have been received on the date of their delivery.

14.5 UNDELIVERED NOTICES

     If the General Partner sends a notice or document to a Limited Partner in accordance with Section 14.1 and the notice or document is returned on three consecutive occasions because the Limited Partner cannot be found, the General Partner is not required to send any further notices or documents to the Limited Partner until the Limited Partner informs the General Partner in writing of the Limited Partner's new address.

                                   ARTICLE 15
                                POWER OF ATTORNEY

15.1 POWER OF ATTORNEY

     Each Limited Partner hereby irrevocably nominates, constitutes and appoints the General Partner, with full power of substitution, as its agent and true and lawful attorney to act on its behalf with full power and authority in its name, place and stead to:

     (a) execute, swear to, acknowledge, deliver, make and record or file when, as and where required and under seal or otherwise:

          (i) this Agreement, the Certificate, any amendment to this Agreement or the Certificate made in accordance with the terms of this Agreement and any other instrument required to qualify, continue and keep in good standing the Partnership as a limited partnership under the laws of the Province of British Columbia or otherwise to comply with the laws of any jurisdiction in which the Partnership may carry on business or own or lease property or assets in order to establish or maintain the limited liability of the Limited Partners and to comply with the applicable laws of such jurisdiction;

          (ii) any instrument, and any amendment to the Certificate, necessary to reflect this Agreement or any amendment to this Agreement made in accordance with the terms of this Agreement;

          (iii) any instrument required in connection with the dissolution or termination of the Partnership in accordance with the terms of this Agreement;

          (iv) any agreement, instrument, deed or other document executed in connection with the administration, management, control and operation of the business, affairs and undertaking of the Partnership pursuant to the terms of this Agreement and of the Act;

          (v) subject to compliance with Section 7.10(b), any agreement, instrument, deed or other document executed in connection with the sale, exchange or other disposition of the property, assets and undertaking of the Partnership as an entirety or substantially as an entirety or any part thereof or interest therein;

          (vi) all elections, determinations or designations under the Tax Act or any other taxation laws or other fiscal laws of Canada, any province of Canada or any other jurisdiction in respect of the affairs of the Partnership, the dissolution of the Partnership or a Partner's interest in the Partnership;

          (vii) any agreement, instrument, deed or document in connection with any legal proceeding by or against the Partnership in connection with its business, property or assets, including any consent to any judgment against the Partnership; and

          (viii) any instrument required by any governmental authority in connection with the Partnership or its business, property or assets; and

     (b) to make any application for and receive any amount of credit or grant under any incentive program of Canada, any province of Canada or any other jurisdiction.

The power of attorney granted herein is coupled with an interest and is irrevocable and will survive the assignment or transfer by a Limited Partner of the whole or any part of its interest in the Partnership and extends to and is binding upon the heirs, executors, administrators and other legal representatives and successors and assigns of such Limited Partner and may be exercised by the General Partner on behalf of each Limited Partner in executing any agreement, instrument, deed or other document by listing all the Limited Partners thereon and executing such agreement, instrument, deed or other document with a single signature as attorney and agent for all of them or by executing such agreement, instrument, deed or other document on behalf of the Partnership as General Partner. Each Limited Partner agrees to be bound by any representation or action made or taken by the General Partner pursuant to the power of attorney granted herein and hereby waives any and all defences which may be available to contest, negate or disaffirm the action of the General Partner taken in good faith under such power of attorney.

                                   ARTICLE 16
                                  MISCELLANEOUS

16.1 STRICT PERFORMANCE OF COVENANTS

     The failure of any party to seek redress for a violation of or to insist upon strict performance of any provision hereof will not prevent a subsequent act which would have originally constituted a violation of such provision or any other provision hereof from having the effect of an original violation of such provision or any other provision hereof.

16.2 BINDING AGREEMENT

     Subject to the restrictions on assignment and transfer contained Agreement will enure to the benefit of and be binding upon the parties to respective heirs, executors, administrators and other legal representatives, assigns.

16.3 TIME OF THE ESSENCE

     Time will be of the essence of this Agreement.

16.4 COUNTERPARTS

     This Agreement may be executed in several counterparts (including counterparts by facsimile) each of which once signed shall be deemed to be an original. This Agreement may also be adopted in any subscription form or similar instrument signed by a Limited Partner with the same effect as if such Limited Partner had executed a counterpart of this Agreement. All counterparts and adopting instruments taken together will constitute one and the same instrument.

16.5 GOVERNING LAW

     This Agreement will be governed and construed exclusively according to the laws of the Province of British Columbia and the laws of Canada applicable therein and the parties to this Agreement irrevocably attorn to the jurisdiction of the courts of the Province of British Columbia.

16.6 SEVERABILITY

     If any provision of this Agreement or portion thereof or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable: (a) the remainder of this Agreement or the application of such provision or portion thereof to any other person or circumstance shall be not affected thereby; and (b) the Partners will negotiate in good faith to amend this Agreement to implement the intentions set forth herein. Each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16.7 FURTHER ACTS

     The parties hereto agree to execute such further and other agreements, instruments, deeds and documents, cause such resolutions to be passed, exercise their influence, do and perform and cause to be done and performed such further and other acts and things that may be necessary or desirable in order to give full effect to this Agreement and every part hereof.

16.8 FULFILLMENT OF OBLIGATIONS

     Any obligation of the General Partner under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate or Associate or trustee of the General Partner, shall be deemed to have been performed, satisfied or fulfilled by the General Partner.

16.9 ENTIRE AGREEMENT

     This Agreement constitutes the entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement.

     IN WITNESS WHEREOF each of the parties have caused these presents to be executed as of the 22nd day of December, 2004.

                                        AINSWORTH ENGINEERED CORP.,
                                        as Initial Limited Partner


                                        By:
                                            ------------------------------------
                                            Authorized Signatory


                                        AINSWORTH LUMBER CO. LTD.,
                                        as the General Partner


                                        By:
                                            ------------------------------------
                                            Authorized Signatory

                                  SCHEDULE "A"

                                 CANADIAN MILLS

A.   OSB

     1.   Grand Prairie, Alberta

     2.   100 Mile House, British Columbia

     3.   High Level, Alberta

     4.   Barwick, Ontario

B.   Specialty Overlaid Plywood

     1.   Savona, British Columbia

     2. Veneer plant located in Lillooet, British Columbia associated with the foregoing